Exhibit 99.1


                                                                   PRESS RELEASE

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                 Tim Toppin
Contact          +1 (510) 428-3900
                 ttoppin@geoworks.com
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              GEOWORKS SIGNS DEFINITIVE AGREEMENT TO SELL UK OFFICE

DEAL IS SUBJECT TO SHAREHOLDER APPROVAL; WINDING UP OF
REMAINING BUSINESS IS LIKELY

EMERYVILLE, Calif. (September 23, 2002) - Geoworks Corporation (Nasdaq: GWRX), a provider of leading-edge software design and engineering services to the mobile and handheld device industry, announced today that it has signed a definitive agreement to sell its UK professional services subsidiary to Teleca Ltd, a wholly owned subsidiary of Teleca AB. The agreement is subject to various third party consents and shareholder approval. The terms call for Teleca to pay $2.3 million dollars for the Macclesfield based business with $.3 million held back as an offset to potential claims until March 31, 2004. The UK subsidiary should have approximately $.5 million in net assets at closing. Geoworks and Teleca hope to conclude the transaction this year.

If concluded, this transaction will leave Geoworks with a very small professional services team in Emeryville as well as some executive and administrative staff. "We are currently exploring and evaluating all of our alternatives, including the winding up of the company, says Steve Mitchell, CEO of Geoworks. "We still have our legacy assets - AirBoss(TM), GEOS(R), GEOS SC, Mobile Server+(TM), and other related intellectual property, and would welcome connecting with another quality company that can compliment what we bring to the table."

      In the absence of desirable alternatives, management will recommend winding up the company as soon as practicable. The liquidation process is time consuming and expensive. Additional detail will be provided in connection with the proxy solicitation process.

      About Teleca

      Teleca AB is one of Europe's leading consulting companies in new technology and R&D. Its business concept is to strengthen customers' market position and time-to-market. This is achieved by providing professional teams with specialist technical expertise to work in partnership with development-intensive companies all over the world. The Teleca Group has more than 2,300 employees in 13 countries. It occupies a strong position in the Nordic countries, the UK and France. Teleca AB is listed on Stockholmsborsen's Attract40. Details of the company are available at http://www.teleca.com.


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      About Geoworks

      Geoworks Corporation is a provider of leading-edge software design and engineering services to the mobile and handheld device industry. With nearly two decades of experience developing wireless operating systems, related applications and wireless server technology, Geoworks has worked with industry leaders in mobile phones and mobile data applications including Mitsubishi Electric Corporation and Nokia. Based in Emeryville, California, the company also has a development center in the United Kingdom. Additional information can be found on the World Wide Web at http://www.geoworks.com.

Statements in this press release that relate to future results and events are based on the company's current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including risks related to shareholder approval, third party consents, market developments, the performance of our partners and competition in mobile data software and related services. Additional discussion of these and other factors affecting the company's business and prospects is contained in the company's periodic filings with the Securities and Exchange Commission. Geoworks, AirBoss, GEOS, GEOS-SC and Mobile Server+ are trademarks of Geoworks Corporation. Other marks belong to their respective owners.

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